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Comerica Bank



                                        March 26, 1997


Utilase, Inc.
20101 Hoover
Detroit, Michigan 48506
Attention: Rich Colletta

Mr. Robert Skandalaris
33 Bloomfield Hills Parkway
Suite 185
Bloomfield Hills, Michigan 48304

Dear Messrs. Colletta and Skandalaris:

     We are pleased to advise you that Comerica Bank ("Bank") has approved the following credit facility for Utilase, Inc. ("Borrower") for the purposes of financing the purchase of new machinery and equipment.

     The Bank has approved an $8,000,000 secured equipment line of credit. Advances under this line of credit shall be available until December 31, 1997. The non-default rate of interest will be a per annum rate equal to 2% above the Bank's prime rate as it may vary from time to time, which prime rate may not necessarily be the Bank's lowest rate of loans ("Prime Rate"). On January 1, 1998, the advance will be termed out over a five year term. Principal payments shall be made monthly and will be based on a five year straight line amortization.

     Advances will be based on a formula of one hundred percent (100%) of the invoice cost (excluding installation and delivery charges and import fees, if any) of the machinery and equipment being purchased.

     The line of credit is a discretionary line and the Bank will not be obligated to make any advances. Machinery and equipment purchased with proceeds of an advance must be acceptable to the Bank.

     The Borrower will be required to pay to the Bank a non-refundable closing fee equal to $100,000 which will be payable $50,000 upon closing, with the remainder due and payable upon the earlier to occur of the maturity of the credit facility (or earlier acceleration of the indebtedness) and the date of the initial public offering of the stock of the Noble International, Ltd.

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Mr. Rich Colletta
Mr. Robert Skandalaris
March 26, 1997

Page 2

     Interest shall be calculated on the basis of a 360 day year and assessed for the actual number of days elapsed and effect shall be given to any change in the Prime Rate on the date of such change in the Prime Rate. Upon the occurrence of any default, interest shall accrue at a per annum rate equal to 3% above the otherwise applicable rate.

     Security for the loans will consist of the following:

          a. A first perfected security interest in all of the Borrower's fixtures, machinery, equipment, furniture, accounts, chattel paper, inventory, general intangibles and all other tangible and intangible personal property now owned or hereafter acquired.

          b. A joint and several unconditional guaranty agreement from Robert Skandalaris and James Skandalaris guarantying the obligations of the Borrower to the Bank; provided that the aggregate liability under the guaranty shall be limited to a principal amount equal to $3,000,000, plus interest thereon and collection costs. This guaranty shall be secured by a first priorty security interest in marketable securities which are acceptable to Bank having a market value as of closing of not less than $3,000,000. The value of the marketable securities must be maintained at not less than $2,000,000.

          c. A joint and several, unlimited corporate guaranty from DCT Automation, Inc., Utilase Systems, Inc., Ruthven Industries, Inc., DCT Welding & Assembly, Inc., DCT Fasteners, DCT Manufacturing, DCT Packaging Systems, Inc., DCT Advanced Engineering, Inc. and DCT Company, Inc., which guaranty shall be secured by liens on all of the assets previously pledged by such guarantors to the Bank.

          d. A joint and several, unlimited corporate guaranty from Noble International, Ltd. and its subsidiaries, which guaranty shall be secured by liens on all of the assets previously pledged by such guarantors to the Bank.

     As a condition to closing the loan, the Bank must have received, reviewed and approved the following:


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Mr. Rich Colletta
Mr. Robert Skandalaris
March 26, 1997
Page 3

          a. Eveidence of casualty and public liability insurance all satisfactory to the Bank as to form, amount and insurer.


          b. A definitive purchase agreement between Noble and the Borrower and/or its shareholders relating to the acquisition of certain of the assets and business interests of the Borrower or the stock of the Borrower ("Purchase Agreement").

          c. The consent to the credit facility from the Board of Trustees of the General Retirement System of the City of Detroit.

     Upon the Bank's receipt and review of the documents and information described above, the Bank may impose such additional closing requirements as the Bank deems necessary or desirable in the exercise of its reasonable discretion.

     The Bank's obligation to close shall be subject to the following terms and conditions, in addition to all of the terms and conditions stated above:

     1. The loans shall be evidenced and secured by loan documents consistent with this commitment and otherwise in form satisfactory to the Bank and its counsel. The loan documents shall include warranties, representations and agreements to indemnify Bank from any cost associated with any violations of environmental laws or regulations. All loan facilities shall be cross-collateralized and cross-defaulted. The loan documents shall contain, in addition to the other covenants and default clauses acceptable to the Bank, the following provisions:

          (i) Financial covenants acceptable to the Bank, which shall include a debt service coverage ratio of not less than 1.25 to 1.0.

          (ii) The loan documents will provide that in addition to such other information as may be required in the loan documents or requested by the Bank, the Borrower will furnish the Bank:

               a. Within 90 days after and as at the end of each of the Borrower's fiscal years an audit report of the Borrower certified by independent certified public accountants satisfactory to the Bank.



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Mr. Rich Colletta
Mr. Robert Skandalaris
March 26, 1997
Page 4

               b. Within 30 days after and as the end of each month, including the last month of each fiscal year, the balance sheet, statement of profit loss and surplus of the Borrower, certified by an authorized officer of the Borrower.

     2. The Bank shall have received an opinion of the Borrower's and the guarantor's legal counsel in form and substance satisfactory to the

          Bank.

     3. There shall have been no material adverse change in the financial condition of the Borrower or any guarantor from the date of the loan application.

     4. The Borrower shall have supplied to the Bank such financial information with respect to the Borrower, all of which financial information shall be acceptable to the Bank as the Bank requires.

     5. Whether or not the loan facilities close, the Borrower shall pay all out-of-pocket expenses incurred by the Bank, including but not limited to reasonable attorney fees.

     This commitment and the Bank's obligation to close the credit facility shall automatically expire and become null and void if the credit facility are not closed on or before April 30, 1997. The provisions in this letter regarding the Borrower's payment of expenses shall survive any termination of this letter.

     This commitment shall automatically expire unless a counterpart executed by the Borrower is delivered to the Bank on or before March 28, 1997.

     This commitment may be terminated at the Bank's option, and in any matter as the Bank may determine if;

     (i) The Borrower shall fail to comply with any of the terms and conditions hereof; or

     (ii) In the event of the filing by or against the Borrower or any guarantor of a petition in bankruptcy or insolvency or for reorganization, or for the appointment of a receiver of trustee or the making by the Borrower or any guarantor of an assignment for the benefit of creditors or the filing of a petition for arrangement by the Borrower or any guarantor, which may exist at the time now or hereafter established for the closing of the credit facility contemplated hereunder;

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Mr. Rich Colletta
Mr. Robert Skandalaris
March 26, 1997
Page 5

    (iii) Any material adverse changes in the financial condition, properties or business prospects of the Borrower or any guarantor occur; or

     (iv) If there shall occur any change in the management, ownership or control of the Borrower (other than any change resulting from the consummation of the transactions described in the Purchase Agreement).

     The terms and conditions of this commitment shall survive the closing of the credit facility, except where superseded by the loan documents.


     The commitments set forth herein shall not be assignable by the Borrower by operation of law, or otherwise, are not intended to create any rights in favor of and may not be relied upon by any third party.

     This commitment letter contains the entire agreement of the Borrower and the Bank as of the date hereof and is not subject to or supplemented by any previous correspondence or discussions between the Borrower and the Bank or any other document not expressly referenced herein. No change in this commitment letter shall be binding upon the Bank unless expressed in writing and signed by the Bank.

     It is a pleasure to offer this financing. Should you have any questions regarding this letter, feel free to call me at 222-2862.

                                        Very truly yours,

                                        COMERICA BANK


                                        By: /s/ Illegible
                                        ----------------------------------------
                                        Its: Vice President


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Mr. Rich Colletta
Mr. Robert Skandalaris
March 26, 1997
Page 6

Accepted and Agreed:

UTILASE, INC.

By: /s/ James B. Henderson
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James B. Henderson
Its: CEO

Dated: March 31, 1997